EXHIBIT 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Anna Kazanchyan, M.D.
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9215

Spectrum Pharmaceuticals Receives FDA Approval for its First ANDA

— Ciprofloxacin ANDA approved today was accepted by the FDA in May 2003

— Two ANDAs for fluconazole and carboplatin are under active review by the FDA

— The goal is to have 15-20 generic drugs FDA approved and marketed in the US before 2009

     IRVINE, Calif., September 10, 2004 — Spectrum Pharmaceuticals, Inc. (Nasdaq National Market: SPPI) today announced that it has received approval from the Office of Generic Drugs of the US Food and Drug Administration (FDA) for the Abbreviated New Drug Application (ANDA) for ciprofloxacin tablets in 250 mg, 500 mg and 750 mg strengths. Spectrum’s ciprofloxacin is the generic version of Bayer Corporation’s Cipro® tablets, a broad-spectrum antibiotic indicated for the treatment of several types of infection.

     “The approval of the ANDA for ciprofloxacin, our first-ever ANDA filed with the FDA, is a watershed event for the company and provides an important validation of our strategy and capabilities,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “We now have a foundation from which to grow our generic drug business and to achieve our objective of having 15-20 generic drugs FDA approved and marketed in the US within the next five years. With two ANDAs — for fluconazole tablets and carboplatin injection — currently under active review at the FDA, at least three additional ANDAs expected to be filed in the next four months, and an additional 10 or more ANDAs expected to be filed over the next 2-3 years, we believe we can achieve this goal.”

     The ANDA for ciprofloxacin was filed with the FDA by NeoJB, LLC, a joint venture between Spectrum and J.B. Life Science Overseas Ltd, a subsidiary of J.B. Chemicals & Pharmaceuticals (JBCPL), and was accepted by the FDA in May 2003. In January 2004, JBCPL received FDA approval to manufacture tablet dosage forms of drug products, including ciprofloxacin, at one of its pharmaceutical manufacturing facilities in India. In August 2003, Spectrum entered into an alliance with Lannett Company for the distribution and marketing of ciprofloxacin in the United States.

     The ciprofloxacin ANDA approval triggers a $750,000 equity investment from an entity affiliated with JBPCL. Spectrum received a $250,000 equity investment from the same investor in 2003 following acceptance by the FDA of the ANDA.

     Two ANDAs for fluconazole and carboplatin are under active review by the FDA. The ANDA for fluconazole was filed by NeoJB, LLC based on manufacturing data generated at the now FDA approved JBCPL manufacturing facility and the same bio-equivalency study site as that for ciprofloxacin.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is an oncology-focused pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary drug products which have a primary focus on the treatment of cancer and related disorders as well as generic drug products for various indications. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA). Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. SPI-153 (formerly, D-63153), a phase 2 drug, is a 4th generation LHRH antagonist with the potential to treat hormone-dependent cancers as well as benign proliferative disorders, such as benign prostatic hypertrophy and endometriosis. In addition, the Company has two Abbreviated New Drug Applications for carboplatin and fluconazole, the generic equivalents of Paraplatin® and Diflucan®, respectively, under active review at the FDA. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements
This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the execution of our business strategy and achievement of our goals, the acquisition of proprietary drug products, filing new ANDAs in 2004 and beyond, our ability to obtain regulatory approval and the sale of our generic drug products, the receipt of any equity investment, the foundation for our generic business, the potential indications for SPI-153, the success of our oncology drug candidates in their initial indications and future indications, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that the FDA may not accept our future ANDA filings, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional oncology drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.